Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancPlus Corporation (the “Company”) on Form S-8 (No. 333-237427) filed March 27, 2020 and on Form S-8 (No. 333-239035) filed June 9, 2020 of our report, dated March 10, 2021, on our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, which report is included in the Company’s Annual Report on Form 10-K.

/s/ BKD, LLP

Jackson, Mississippi
March 10, 2021